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                     September 26, 2022

       James E. Sinople
       Chief Financial Officer
       Nuveen Global Cities REIT, Inc.
       730 Third Avenue, 3rd Floor
       New York , NY 10017

                                                        Re: Nuveen Global
Cities REIT, Inc.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed April 1, 2022
                                                            File No. 000-56273

       Dear Mr. Sinople:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction